Exhibit 99.1

Stepan Reports First Quarter Results

Northbrook, Illinois, April 26, 2022 -- Stepan Company (NYSE: SCL) today reported:

First Quarter Highlights

•

Reported net income was a record $44.8 million, or $1.93 per diluted share versus $40.6 million, or $1.74 per diluted share, in the prior year.  Adjusted net income* was $40.7 million, or $1.76 per diluted share versus $42.4 million, or $1.82 per diluted share, in the prior year.  Total Company sales volume was flat versus the prior year.

•

Surfactant operating income was a record $53.8 million versus $53.2 million in the prior year. This increase was primarily driven by improved product and customer mix that was mostly offset by ongoing global supply chain challenges and a 1% decline in global sales volume.  The lower sales volume was primarily due to lower demand for laundry products within the consumer products business.  Higher demand in the functional products, personal care and institutional cleaning end markets mostly offset the above.  Volume sold within the Tier 2 and Tier 3 customer channel continues to perform well.

•

Polymer operating income was $14.1 million versus $18.0 million in the prior year.  This decrease was due to a January 2022 power outage at the Company’s Millsdale, IL plant site that negatively impacted production.  The production disruption resulted in the declaration of force majeure for select products and higher sourcing, logistic and maintenance costs. The Company estimates these items negatively impacted Polymer’s first quarter 2022 earnings by approximately $5.0 million pre-tax.  The force majeure was lifted on April 15th.  Global Polymer sales volume increased 2% versus the prior year.  Global rigid polyol volume was up 5% versus the prior year largely due to the 2021 INVISTA polyester polyol acquisition which closed at the end of January 2021.

•

Specialty Product operating income was $3.7 million versus $2.6 million in the prior year.  This increase was primarily attributable to order timing differences within the food and flavor business and margin recovery within the medium chain triglycerides (MCTs) product line, partially offset by a decline in MCTs sales volume.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, legacy environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

“The Company had a solid start to the year despite the power outage at the Company’s Millsdale, IL plant site and ongoing global supply chain challenges.  Reported net income was up 10% versus the prior year first quarter while adjusted net income declined 4%” said Scott Behrens, President and Chief Executive Officer.  “Surfactant operating income was up 1% largely due to improved product and customer mix, driven by growth in our functional products business as a result of higher commodity prices and continued growth in the construction industry, that offset a 1% decline in sales volume and ongoing supply chain challenges.  Our Polymer operating income was down 21% primarily due to the Millsdale power outage and related production disruptions.  Global Polymer sales volume was up 2% year-over-year.  Our Specialty Product business results were up primarily due to order timing differences.”

Financial Summary

	Three Months Ended March 31
($ in thousands, except per share data)	2022	2021	% Change
Net Sales	$675,276	$537,740	26%
Operating Income	$63,346	$53,914	17%
Net Income Attributable to Stepan	$44,809	$40,611	10%
Earnings per Diluted Share	$1.93	$1.74	11%

Adjusted Net Income *	$40,728	$42,372	(4)%
Adjusted Earnings per Diluted Share *	$1.76	$1.82	(3)%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

* * Net Income Attributable to Stepan = Net Income - Net Loss Attributable to Noncontrolling Interests.

Summary of First Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, legacy environmental remediation-related costs and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year first quarter reported net income includes $3.9 million of after-tax income versus $1.5 million of after-tax expense in the prior year.

•

Cash Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year quarter includes $0.4 million of after-tax income versus $0.2 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year quarter includes $0.04 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.06 million of after-tax expense in the prior year.

•

Environmental Remediation – The first quarter of 2022 adjusted net income excludes $0.2 million of after-tax expense versus no environmental remediation expense excluded from adjusted net income in the prior year.

Percentage Change in Net Sales

Net sales in the first quarter increased 26% year-over-year primarily due to higher selling prices that were mainly attributable to the pass-through of higher raw material costs and improved product and customer mix.  These higher average selling prices were slightly offset by the unfavorable impact of foreign currency translation.  Consolidated sales volume was flat year-over-year.

Three Months Ended March 31, 2022
Volume	—
Selling Price & Mix	28%
Foreign Currency Translation	(2)%
Total	26%

Segment Results

	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Net Sales
Surfactants	$468,266	$370,936	26%
Polymers	$187,079	$150,385	24%
Specialty Products	$19,931	$16,419	21%
Total Net Sales	$675,276	$537,740	26%

	Three Months Ended March 31
($ in thousands, all amounts pre-tax)	2022	2021	% Change
Operating Income
Surfactants	$53,769	$53,210	1%
Polymers	$14,129	$17,951	(21)%
Specialty Products	$3,695	$2,633	40%
Segment Operating Income	$71,593	$73,794	(3)%
Corporate Expenses	$(8,247)	$(19,880)	(59)%
Consolidated Operating Income	$63,346	$53,914	17%

Total segment operating income for the first quarter of 2022 decreased $2.2 million, or 3%, versus the prior year quarter.

•

Surfactant net sales were $468.3 million for the quarter, a 26% increase versus the prior year.  Selling prices were up 29% primarily due to the pass-through of higher raw material costs as well as improved product and customer mix. The unfavorable impact of foreign currency translation negatively impacted net sales by 2%.  Sales volume decreased 1% year-over-year primarily due to lower demand for laundry products in the consumer products business.  Higher global demand for products sold into the functional product, personal care and institutional cleaning end markets, largely offset the above.  Surfactant operating income for the quarter increased $0.6 million, or 1%, versus the prior year primarily due to improved product and customer mix that was mostly offset by supply chain challenges and a 1% decline in sales volume.

•

Polymer net sales were $187.1 million in the quarter, a 24% increase versus the prior year.  Selling prices increased 26% primarily due to the pass through of higher raw material costs.  Sales volume increased 2% in the quarter primarily due to rigid polyol growth of 5% that was partially offset by an 8% decline in phthalic anhydride sales volume.  Both North American rigid polyol and phthalic anhydride sales volumes were negatively impacted by the first quarter 2022 Millsdale power outage.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 4%.  Polymer operating income decreased $3.8 million, or 21%, primarily due to the Millsdale power outage that negatively impacted the quarter by an estimated $5.0 million pre-tax.

•

Specialty Product net sales were $19.9 million for the quarter, a 21% increase versus the prior year.  Sales volume was down 12% between years while operating income improved $1.1 million, or 40%.  The operating income improvement was primarily attributable to order timing differences within the food and flavor business and improved margins within the MCTs product line.

Corporate Expenses

	Three Months Ended March 31
($ in thousands)	2022	2021	% Change
Total - Corporate Expenses	$8,247	$19,880	(59)%
Less:
Deferred Compensation Expense/(Income)	$(7,501)	$2,694	NM
Business Restructuring Expense	$52	$81	(36)%
Adjusted Corporate Expenses	$15,696	$17,105	(8)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring costs, decreased $1.4 million, or 8%, versus the prior year quarter.  This decrease was primarily due to lower acquisition-related expenses.

Income Taxes

The Company’s effective tax rate was 24.6% in the first quarter of 2022 versus 23.6% in the first quarter of 2021. This increase was primarily attributable to less favorable tax benefits derived from stock-based compensation awards exercised or distributed in the first quarter of 2022 versus the first quarter of 2021 and a less favorable geographical mix of income in the current year quarter.

Shareholder Return

The Company paid $7.5 million of dividends to shareholders and repurchased $9.9 million of Company stock in the first quarter of 2022.  The Company has $140.1 million remaining under the share repurchase program authorized by its Board of Directors.  The Company has increased its dividend on the Company’s common stock for 54 consecutive years.

Selected Balance Sheet Information

The Company’s total debt increased by $173.5 million and cash increased by $76.8 million versus year-end 2021.  The increase in debt reflects borrowings against the Company’s $350MM revolving credit agreement and the previously disclosed issuance of $75.0 million of senior notes during March 2022.  The increase in cash primarily reflects the above debt borrowings, partially offset by higher working capital requirements and capital expenditures.  The Company’s net debt level increased $96.7 million versus year-end 2021 and the net debt ratio increased from 16% to 21% (net debt and net debt ratios are non-GAAP measures).

($ in millions)	March 31, 2022	December 31, 2021
Net Debt
Total Debt	$537.1	$363.6
Cash	236.0	159.2
Net Debt	$301.1	$204.4
Equity	1,116.7	1,074.2
Net Debt + Equity	$1,417.8	$1,278.6
Net Debt / (Net Debt + Equity)	21%	16%

The major working capital components were:

($ in millions)	March 31, 2022	December 31, 2021
Net Receivables	$504.5	$419.5
Inventories	308.4	305.5
Accounts Payable	(350.8)	(323.4)
Net Total	$462.1	$401.6

Capital spending was $60.3 million versus $37.6 million in the prior year quarter.  The increase was primarily due to increased expenditures in the U.S. for the advancement of the Company’s new alkoxylation production facility in Pasadena, TX, which is expected to provide flexible capacity of 75,000 metric tons per year, and new capability and capacity to produce ether sulfates that will meet future regulatory limits on 1,4 dioxane. For the full year, capital expenditures are expected to be in the range of $350 million to $375 million.

Outlook

“Looking forward, we believe that demand across our business will remain strong but the Company will continue to be challenged by external supply chain issues, including raw material availability and transportation constraints that impacted us in 2021 and during the first quarter of 2022,” said Scott Behrens, President and Chief Executive Officer.  “From a segment perspective, we believe that Surfactant volumes within the functional product end-markets, inclusive of agricultural and oilfield, will improve versus 2021 driven by a favorable commodity pricing environment.  We believe our Polymer business will deliver growth versus the prior year and we continue to believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes should increase demand.  We anticipate our Specialty Product business results will improve slightly year-over-year.  We are cautiously optimistic about the remainder of the year despite the current inflationary environment and ongoing supply chain challenges.”

Conference Call

Stepan Company will host a conference call to discuss its first quarter results at 8:00 a.m. ET (7:00 a.m. CT) on April 26, 2022. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 734-8592, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan

Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition;

volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three Months Ended March 31, 2022 and 2021

(Unaudited – ‘000s Omitted)

	Three Months Ended March 31
	2022	2021
Net Sales	$675,276	$537,740
Cost of Sales	566,057	428,760
Gross Profit	109,219	108,980
Operating Expenses:
Selling	15,277	14,504
Administrative	21,572	22,638
Research, Development and Technical Services	16,473	15,149
Deferred Compensation (Income) Expense	(7,501)	2,694
	45,821	54,985

Business Restructuring	52	81
Operating Income	63,346	53,914

Other Income (Expense):
Interest, Net	(2,306)	(1,524)
Other, Net	(1,650)	746
	(3,956)	(778)

Income Before Income Taxes	59,390	53,136
Provision for Income Taxes	14,581	12,525
Net Income	44,809	40,611
Net Loss Attributable to Noncontrolling Interests
Net Income Attributable to Stepan Company	$44,809	$40,611
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.96	$1.77
Diluted	$1.93	$1.74
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,896	22,974
Diluted	23,167	23,330

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended March 31
($ in thousands, except per share amounts)	2022	EPS	2021	EPS
Net Income Reported	$44,809	$1.93	$40,611	$1.74

Deferred Compensation (Income) Expense	$(3,948)	$(0.17)	$1,501	$0.07
Business Restructuring	39	$0.00	61	$0.00
Cash Settled Stock Appreciation Rights	(402)	$(0.01)	199	$0.01
Environmental Remediation	230	$0.01	-	-
Adjusted Net Income	$40,728	$1.76	$42,372	$1.82

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of Pre-Tax to After-Tax Adjustments

	Three Months Ended March 31
($ in thousands, except per share amounts)	2022	EPS	2021	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(5,195)		$1,975
Business Restructuring	52		81
Cash Settled Stock Appreciation Rights	(529)		261
Environmental Remediation	303		—
Total Pre-Tax Adjustments	$(5,369)		$2,317
Cumulative Tax Effect on Adjustments	$1,288		$(556)
After-Tax Adjustments	$(4,081)	$(0.17)	$1,761	$0.08

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plans on quarterly pre-tax income was $5.2 million of income versus $2.0 million of expense in the prior year.  The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock were as follows:

	2022	2021
	3/31	12/31	9/30	6/30	3/31
Stepan Company	$98.81	$124.29	$112.94	$120.27	$127.11

The deferred compensation income statement impact is summarized below:

	Three Months Ended March 31
($ in thousands)	2022	2021
Deferred Compensation
Operating Income (Expense)	$7,501	$(2,694)
Other, net – Mutual Fund Gain (Loss)	(2,306)	719
Total Pre-Tax Income (Expense)	$5,195	$(1,975)
Total After Tax Income (Expense)	$3,948	$(1,501)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three-month period ending March 31, 2022 as compared to 2021:

($ in millions)	Three Months Ended March 31		Increase	Change Due to Foreign Currency Translation
	2022	2021
Net Sales	$675.3	$537.7	$137.6	$(11.6)
Gross Profit	109.2	109.0	0.2	(1.7)
Operating Income	63.3	53.9	9.4	(1.1)
Pretax Income	59.4	53.1	6.3	(1.1)

Table V

Stepan Company

Consolidated Balance Sheets

March 31, 2022 and December 31, 2021

	March 31, 2022	December 31, 2021
ASSETS
Current Assets	$1,081,871	$913,368
Property, Plant & Equipment, Net	892,581	850,604
Other Assets	298,144	301,640
Total Assets	$2,272,596	$2,065,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$611,062	$500,476
Deferred Income Taxes	10,963	12,491
Long-term Debt	397,760	322,862
Other Non-current Liabilities	136,073	155,590
Total Stepan Company Stockholders’ Equity	1,116,738	1,074,193
Noncontrolling Interest	-	-
Total Liabilities and Stockholders’ Equity	$2,272,596	$2,065,612